EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                                  NUCLEUS, INC.
                                       AND
                      INNOVATIVE TECHNOLOGY SOLUTIONS, INC.
                                  JUNE 30, 1999


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1. Definitions............................................................... 1

2. Basic Transaction......................................................... 4
   (a)    The Merger......................................................... 4
   (b)    The Closing........................................................ 4
   (c)    Actions at the Closing............................................. 4
   (d)    Effect of Merger................................................... 4
   (e)    Procedure for Payment.............................................. 5
   (f)    Closing of Transfer Records........................................ 5

3. Representations and Warranties of the Target and the Target Stockholders.. 6
   (a)    Organization, Qualification, and Corporate Power................... 6
   (b)    Capitalization..................................................... 6
   (c)    Authorization of Transaction....................................... 6
   (d)    Noncontravention................................................... 6
   (e)    Financial Statements............................................... 6
   (f)    Events Subsequent to Most Recent Fiscal Quarter End................ 7
   (g)    Undisclosed Liabilities............................................ 7
   (h)    Brokers' Fees...................................................... 7
   (i)    Continuity of Business Enterprise.................................. 7
   (j)    Interests in Subsidiaries of the Target............................ 7
   (k)    Absence of Certain Changes......................................... 7
   (l)    Litigation; Liabilities............................................ 7
   (m)    Compliance with Law................................................ 8
   (n)    Taxes.............................................................. 8
   (o)    Material Contracts................................................. 9
   (p)    Assets of the Target............................................... 9
   (q)    Affiliate Transactions............................................. 9
   (r)    Clients and Suppliers..............................................10
   (s)    Books and Records..................................................10
   (t)    Accounts Receivable................................................10
   (u)    Real Property......................................................11
   (v)    Personal Property Leases...........................................11
   (w)    Intellectual Property..............................................11
   (x)    Employee Plans.....................................................12
   (y)    Labor and Employee Matters.........................................13
   (z)    Insurance..........................................................13
   (aa)   Transactions with Related Parties..................................14
   (bb)   Full Disclosure....................................................14

4. Representations and Warranties of the Buyer...............................14
   (a)    Organization, Qualification and Corporate Power....................14
   (b)    Capitalization.....................................................14
   (c)    Authorization of Transaction.......................................15
   (d)    Noncontravention...................................................15
   (e)    Filings with the SEC...............................................15
   (f)    Financial Statements...............................................15
   (g)    Events Subsequent to Most Recent Fiscal Year End...................15
   (h)    Undisclosed Liabilities............................................15



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   (i)    Brokers' Fees......................................................16
   (j)    Disclosure.........................................................16
   (k)    Full Disclosure....................................................16

5. Covenants.................................................................16
   (a)    General............................................................16
   (b)    Notices and Consents...............................................16
   (c)    Regulatory Matters and Approvals...................................16
   (d)    Operation of Target Business.......................................16
   (e)    Full Access........................................................17
   (f)    Notice of Developments.............................................17
   (g)    Target Exclusivity.................................................18
   (h)    Tax Consequences...................................................18
   (i)    Taxes..............................................................18
   (j)    Compliance with the Securities Act.................................20
   (k)    Current Report on Form 8-K.........................................20
   (l)    Continuity of Business Enterprise..................................20
   (m)    Restricted Securities..............................................20
   (n)    Legends............................................................20
   (o)    Options............................................................20

6. Conditions to Obligation to Close.........................................20
   (a)    Conditions to Obligation of the Buyer..............................20
   (b)    Conditions to Obligation of the Target.............................21

7. Survival of Representations, Warranties and Covenants.....................22

8. Termination...............................................................24
   (a)    Termination of Agreement...........................................24
   (b)    Effect of Termination..............................................25

9. Miscellaneous.............................................................25
   (a)    Press Releases and Public Announcements............................25
   (b)    No Third Party Beneficiaries.......................................25
   (c)    Entire Agreement...................................................25
   (d)    Succession and Assignment..........................................25
   (e)    Counterparts.......................................................25
   (f)    Headings...........................................................25
   (g)    Notices............................................................25
   (h)    Governing Law; Dispute Resolution..................................26
   (i)    Attorneys' Fees and Costs..........................................27
   (j)    Amendments and Waivers.............................................27
   (k)    Severability.......................................................27
   (l)    Expenses...........................................................27
   (m)    Construction.......................................................27
   (n)    Incorporation of Exhibits and Schedules............................27


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                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of June 30, 1999, by and between Nucleus, Inc., a Nevada corporation (the "Buyer"), and Innovative Technology Solutions, Inc., a Washington corporation (the "Target"), Kathy Rogers, Scott Wetzel and John B. Kortier (collectively, the "Target Stockholders"). The Buyer, the Target and the Target Stockholders are referred to collectively herein as the "Parties."

     This Agreement contemplates a tax-free merger of the Target with and into the Buyer in a reorganization (the "Transaction") pursuant to Section 368(a)(i)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The Target Stockholders will receive a combination of capital stock in the Buyer and cash in exchange for their capital stock in the Target.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.  Definitions.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Additional Documents" has the meaning set forth in Section 7(b) below.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer-owned Share" means any Target Share that the Buyer owns beneficially.

     "Buyer Common Share" means any share of the Common Stock, $.001 par value per share, of the Buyer.

     "Buyer Indemnified Parties" has the meaning set forth in Section 7(b) below.

     "Buyer Notice" has the meaning set forth in Section 5(i)(5) below.

     "Buyer Preferred Share" means any share of Preferred Stock of the Buyer.

     "Buyer Warrant" means any warrant to purchase a Buyer-owned Share.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Controlled Entities" has the meaning set forth in Section 4(y)(i) below.

     "Closing" has the meaning set forth in Section 2(b) below.

     "Closing Date" has the meaning set forth in Section 2(b) below.

     "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

     "Conversion Ratio" has the meaning set forth in Section 2(d)(iv) below.

     "Defense Notice" has the meaning set forth in Section 7(e) below.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.


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     "Dissenting Share" means any Target Share which any Target Stockholder who or which has exercised his or her appraisal rights under the Washington General Corporation Law holds of record.

     "Effective Time" has the meaning set forth in Section 2(d)(i) below.

     "Employee Plans" has the meaning set forth in Section 4(y) below.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Agent" has the meaning set forth in Section 2(e) below.

     "Financial Statements" has the meaning set forth in Section 3(e) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Entity" means a court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

     "Illinois Certificate of Merger" has the meaning set forth in Section 2(c) below.

     "Illinois General Corporation Law" means the Business Corporation Act of 1983 of the State of Illinois, as amended.

     "Income Taxes" means any and all federal, state, local, or foreign Taxes imposed on net income.

     "Indemnification Period" has the meaning set forth in Section 7(a) below.

     "Indemnified Party" has the meaning set forth in Section 7(d) below.

     "Indemnifying Party" has the meaning set forth in Section 7(d) below.

     "Indemnity Notice" has the meaning set forth in Section 7(f)(e)(v) below.

     "IRS" means the Internal Revenue Service.

     "Labor Agreement" has the meaning set forth in Section 3(z) below.

     "Losses" has the meaning set forth in Section 7(b) below.

     "Material Adverse Effect" has the meaning set forth in Section 3(a) below.

     "Merger" has the meaning set forth in Section 2(a) below.

     "Merger Consideration" has the meaning set forth in Section 2(d) below.

     "Most Recent Fiscal Quarter End" has the meaning set forth in Section 4(f) below.

     "Multiemployer Plan" has the meaning set forth in Section 4(y)(vii) below.

     "Nevada Certificate of Merger" has the meaning set forth in Section 2(c) below.

     "Nevada General Corporation Law" means the General Corporation Law of the State of Nevada as amended.


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     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Participants" shall mean collectively, Craig Sanders, Chris Wetzel, Traci Walker and Piper Evans.

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Personnel Documents" has the meaning set forth in Section 4(y)(i) below.

     "Plan" has the meaning set forth in Section 5(o) below.

     "Proceeding Notice" has the meaning set forth in Section 5(i)(5) below.

     "Promissory Note" has the meaning set forth in Section 2(e) below.

     "Public Report" has the meaning set forth in Section 4(e) below.

     "Reserves" has the meaning set forth in Section 3(u) below.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Agreement" has the meaning set forth in Section 2(e)(i) below.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Surviving Corporation" has the meaning set forth in Section 2(a) below.

     "Target" has the meaning set forth in the preface above.

     "Target Contracts" has the meaning set forth in Section 3(o) below.

     "Target Share" means any share of the Common Stock, no par value per share, of the Target.

     "Target Stockholder" means Kathy Rogers, Scott Wetzel and John B. Kortier.

     "Tax" has the meaning set forth in Section 3(n) below.

     "Tax Return" has the meaning set forth in Section 3(n) below.


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     "Third Party Claim" has the meaning set forth in Section 7(e)(i) below.

     "Transaction" has the meaning set forth in the first recital of this Agreement.

     "Washington Certificate of Merger" has the meaning set forth in Section 2(c) below.

     "Washington General Corporation Law" means the Washington Business Corporation Act as amended.

     2.  Basic Transaction.

         (a) The Merger. On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Buyer (the "Merger") at the Effective Time. The Buyer shall be the corporation surviving the Merger (the "Surviving Corporation").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vedder Price Kaufman & Kammholz in Chicago, Illinois commencing at 9:00 a.m. local time on July 8, 1999 or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than July 31, 1999.

         (c) Actions at the Closing. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Buyer and the Target will file with the Secretary of State of the State of Nevada a Certificate of Merger in a form customarily accepted by the Secretary of State of the State of Nevada (the "Nevada Certificate of Merger"), (iv) the Buyer and the Target will file with the Secretary of State of the State of Washington, a Certificate of Merger in a form customarily accepted by the Secretary of State of the State of Washington (the "Washington Certificate of Merger"), (v) the Buyer will deliver to the Exchange Agent in the manner provided below in this Section 2(e) certificates evidencing the Buyer Common Shares issued in the Merger, and (vi) the Target Stockholders will deliver certificates evidencing the Target Shares together with appropriate stock powers.

         (d)   Effect of Merger.

              (i) General. The Merger shall become effective at the time (the "Effective Time") the Buyer and the Target file the Certificate of Merger and Articles of Merger with the Secretary of State of the State of Washington and the Secretary of State of the State of Nevada or such later time as specified in the Certificate of Merger and Articles of Merger. The Merger shall have the effect set forth in the Nevada General Corporation Law and the Washington General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

              (ii) Certificate of Incorporation. The Certificate of Incorporation of the Buyer in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

              (iii) Bylaws. The Bylaws of the Buyer in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

              (iv) Conversion of Target Shares. At and as of the Effective Time, (A) all of the Target Shares (other than any Dissenting Share or Buyer-owned Share) issued and outstanding immediately prior to the Effective Time shall be canceled, retired and converted into the right to receive 1,000,000 Buyer Common Shares (the ratio of 1,000,000 Buyer Common Shares to all of the Target Shares is referred to herein as the "Conversion Ratio") and $1,000,000 in cash (the "Merger Consideration")(B) each Dissenting Share shall be canceled, retired and converted into the right to receive payment from the Surviving Corporation with respect


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     thereto in accordance with the provisions of the Washington General
     Corporation Law, and (C) each Buyer-owned Share shall be canceled; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(iv) after the Effective Time.

              (v) Buyer Common Shares. Each Buyer Common Share issued and outstanding at and as of the Effective Time shall remain issued and outstanding.

              (vi) Buyer Warrants. Each Buyer Warrant outstanding at and as of the Effective Time shall remain outstanding and in full force and effect.

         (e)   Procedure for Payment.

              (i) The Merger Consideration shall be payable to the Target Stockholders in accordance with the provisions of the form of the secured promissory note (the "Promissory Note") attached hereto as Exhibit 2(e)(i)(a) and the form of Pledge and Security Agreement ("Security Agreement") attached hereto as Exhibit 2(e)(i)(b). The Merger Consideration shall be allocated among the Target Stockholders in proportion to their respective holdings of Target Shares as set forth on the Disclosure Schedule.

              (ii) Immediately after the Effective Time, (A) the Buyer will furnish to Illinois Stock Transfer Company of Chicago, Illinois (the "Exchange Agent") stock certificates (issued in the name of the Exchange Agent or its nominee) representing that number of Buyer Common Shares equal to the product of (I) the Conversion Ratio times (II) the number of outstanding Target Shares (other than any Dissenting Shares and Buyer-owned Shares) and (B) the Buyer shall cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates which represented his or its Target Shares in exchange for a certificate representing the number of Buyer Common Shares to which he or it is entitled.

              (iii) The Buyer shall not pay any dividend or make any distribution on Buyer Common Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his or its certificates which represented Target Shares. The Buyer instead shall pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Buyer may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Buyer as a dividend or distribution in one or more of the investments permitted of banks and transfer companies; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Target Shares as necessary. The Buyer may cause the Exchange Agent to pay over to the Buyer any net earnings with respect to the investments, and the Buyer shall replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

              (iv) The Buyer may cause the Exchange Agent to return any Buyer Common Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Target Shares shall be entitled to look to the Buyer (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Buyer Common Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or her certificates.

             (v) The Buyer shall pay all charges and expenses of the Exchange Agent.

         (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.


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     3. Representations and Warranties of the Target and the Target
Stockholders. Each of the Target and the Target Stockholders represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement ("Material Adverse Effect"). Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Capitalization. The entire authorized capital stock of the Target consists of 50,000 common shares, 625 of which are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

         (c) Authorization of Transaction. Each of the Target and the Target Stockholders has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligations of the Target and the Target Stockholders, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. To the knowledge of the Target and Target Stockholders, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect. Other than in connection with the provisions of the Washington General Corporation Law, the Illinois General Corporation Law, the Nevada General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

         (e) Financial Statements. The Financial Statements of the Target for the fiscal quarter ended March 31, 1999, and for the fiscal year ended
December 31, 1998, (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations of the Target and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.


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         (f) Events Subsequent to Most Recent Fiscal Quarter End. Since March
31, 1999, there has not been any material adverse change in the financial condition of the Target and its Subsidiaries taken as a whole.

         (g) Undisclosed Liabilities. None of the Target and its Subsidiaries has any liability (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of March 31, 1999, (rather than in any notes thereto) and
(ii) liabilities which have arisen after March 31, 1999, in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (h) Brokers' Fees. None of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (i) Continuity of Business Enterprise. The Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. Section 1.368-1(d).

         (j) Interests in Subsidiaries of the Target. Neither the Target nor any of its Subsidiaries owns directly or indirectly any interest or investment in the equity or debt for borrowed money of any Person or has any obligation or made any commitment to acquire any such interest or make any such investment.

         (k) Absence of Certain Changes. Except as disclosed in the Target's audited financial statements for the years ended December 31, 1997 and 1998,
(a) the Target and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of its business consistent with past practice and there has not been any change in the financial condition, business, results of operations or prospects of the Target and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (b) since the end of the Target's fiscal year last ended until the date hereof, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Target; (ii) any change by the Target to its accounting policies, practices or methods; (iii) any amendment or change to the terms of any indebtedness material to the Target and its Subsidiaries taken as a whole; (iv) other than in the Ordinary Course of Business, any incurrence or cancellation of any claim, obligation, commitment, or indebtedness material to the Target and its Subsidiaries taken as a whole; (v) other than in the Ordinary Course of Business, any transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties material to the Target and its Subsidiaries taken as a whole; (vi) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Target or its Subsidiaries material to the Target and its Subsidiaries taken as a whole, whether or not covered by insurance; (vii) other than in the Ordinary Course of Business or except as required by applicable law or pursuant to a contractual obligation in effect as of the date of this Agreement, (A) any execution, adoption or amendment of any agreement or arrangement relating to compensation, bonus, severance or change of control payments or benefits or any Employee Plan or Labor Agreement or (B) any grant of any stock options or other equity related award; or (viii) any agreement or commitment entered into with respect to any of the foregoing.

         (l)  Litigation; Liabilities.

              (i) Except as disclosed in the Target's audited financial statements for the years ended December 31, 1997 and 1998 up to the date hereof, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings), hearings or investigations pending or, to the knowledge of the Target or any Target Stockholder, threatened against, or otherwise adversely affecting the Target or any of its Subsidiaries or any of their respective assets or properties.

              (ii) Neither the Target nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is


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     subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity, that materially restricts the conduct of its business (whether the type of business, the location thereof or otherwise), nor to the knowledge of the Target or any Target Stockholder, has any Governmental Entity proposed issuing or requesting any of the foregoing.

              (iii) Neither the Target nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except (i) liabilities described in the Target's audited financial statements for the years ended December 31, 1997 and 1998 or (ii) liabilities incurred since the end of the Target's most recently completed fiscal year in the Ordinary Course of Business consistent.

         (m) Compliance with Law. To the knowledge of the Target and the Target Stockholders, the business of the Target and each of its Subsidiaries is being conducted in accordance in all material respects with all applicable statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation in any material respect of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and the Target and each of its Subsidiaries has obtained all material permits, franchises, licenses, authorizations or consents necessary for the conduct of its business.

         (n)   Taxes.

              (i) All Tax Returns required to be filed by the Target or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions.

              (ii) All Taxes that are required to be paid have been or will be fully paid (except with respect to matters contested in good faith set forth in the Disclosure Schedule) on or as of March 31, 1999, are adequately reflected as a liability on the Target's or its Subsidiaries' Books and Records (without taking into account any deferred Tax liabilities), and all Taxes required to be collected or withheld from third parties have been collected or withheld.

              (iii) The Target and each of its Subsidiaries have not waived any statute of limitations with respect to federal income Taxes or agreed to any extension of time with respect to federal income or material state Tax assessment or deficiency.

              (iv) As of the date hereof, there are not pending or, to the knowledge of the Target or any Target Stockholder, threatened any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax matters that (i) were raised by any Taxing authority in a written communication to the Target or any Subsidiary and (ii) would, if determined adversely to the Target, individually or in the aggregate, reasonably be expected to be material to the Target and its Subsidiaries taken as a whole after taking into account any reserves for Taxes set forth on the Target's audited financial statements for the years ended December 31, 1997 and 1998.

              (v) The Target has made available to Buyer true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by the Target and its Subsidiaries for each of its fiscal years ended on or about December 31, 1996, 1997, and 1998.

As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including Taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other Taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         (o) Material Contracts. Set forth in the Disclosure Schedule is a complete and accurate list of all of the following contracts (written or oral), plans, arrangements, undertakings, commitments or agreements ("Target Contracts") to which the Target or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

              (i) each service, distribution, supply, inventory purchase, franchise, license, sales, agency, or advertising contract involving annual expenditures or liabilities in excess of $30,000 which is not cancelable (without material penalty, cost, or other liability) within one year;

              (ii) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $30,000;

              (iii) each lease under which either the Target or any of its Subsidiaries is the lessee or real property requiring lease payments in excess of $30,000 annually;

              (iv) each contract between the Target and/or any of its Subsidiaries, on the one hand, and any of their respective customers, on the other, relating to fuel supply and/or services, cargo operations, fixed base operations and government contract services;

              (v) each joint venture, limited liability company or partnership agreement (A) pursuant to which any third party is entitled to develop any property and/or facility on behalf of Target or any of its Subsidiaries material to the Target and its Subsidiaries taken as a whole or (B) establishing an entity through which the Target holds a direct or indirect interest in any asset with a purchase price in excess of $1 million;

              (vi) each contract or agreement (written or oral) between any Target Stockholder, on the one hand, and the Target or any of its Subsidiaries, on the other;

              (vii) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

              (viii) all arrangements between the Target and/or any of its Subsidiaries, on the one hand, and any of their respective customers, on the other, which arrangements prohibit, restrict, or which, upon the happening of an event, would prohibit or restrict the Target or any of its Affiliates from doing business with any particular Person or type of Person.

True and complete copies of the written Target Contracts, as amended to date, that are identified in the Disclosure Schedule, have been delivered to Buyer.

     To the knowledge of the Target or any Target Stockholder, each Target Contract is a valid and binding obligation of the Target, each Subsidiary of the Target which is a party thereto and each other party thereto, and is in full force and effect, and the Target and its Subsidiaries have performed and complied, in all material respects, with all of the obligations required to be performed or complied with by them under each Target Contract.

         (p) Assets of the Target. The Target and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are necessary, for the conduct of the business of the Target or any of its Subsidiaries, as currently conducted, free and clear of all liens, claims, pledges, security interests and other rights of third parties (other than those that do not materially interfere with or detract from the present use of the asset subject thereto or affected thereby).

         (q) Affiliate Transactions. Except as set forth in the Target's audited financial statements for the years ended December 31, 1997 and 1998, but prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Target or any of its Subsidiaries, on the one hand, and any Affiliate of the Target (other than wholly-owned Subsidiaries of the Target) or other Persons, on the other hand.

         (r)   Clients and Suppliers.

              (i) Neither the Target, any of its Subsidiaries, nor any other Person on behalf of the Target or any of its Subsidiaries is a party to, or is obligated under, any contract or other arrangement (oral or written) relating to the payment of any brokerage fees, finder's fees, or commissions or other similar compensation in connection with or relating to business between the Target and/or any of its Subsidiaries, on the one hand, and any of their respective customers, on the other.

              (ii) As of the date of this Agreement, to the knowledge of the Target or any Target Stockholder and its Subsidiaries, no material customer of the Target or any of its Subsidiaries, as of the date hereof, has indicated that there is a material possibility that such customer will cease dealing with the Target or any of its Subsidiaries.

              (iii) As of the date of this Agreement, to the knowledge of the Target or any Target Stockholder, since the end of the Target's fiscal year last ended, no material customer of the Target or any of its Subsidiaries has requested, and neither the Target nor any of its Subsidiaries has granted, any amendment or change to the terms of payment by such customer, in respect of any obligation or indebtedness to the Target or any of its Subsidiaries, other than in the Ordinary Course of Business.

              (iv) As of the date of this Agreement, to the knowledge of the Target or any Target Stockholder, no material customer of the Target or any of its Subsidiaries is insolvent or will be unable to pay its debts or obligations as they become due and payable.

              (v) No material client or supplier of the Target has threatened within the last 12 months to cancel or otherwise terminate or intends to cancel or otherwise terminate, the relationship of such Person or entity with the Target or any of its Subsidiaries.

              (vi) No such Person or entity has during the last 12 months decreased materially or threatened in writing to decrease or limit materially or intends to modify materially its relationship with the Target or any of its Subsidiaries or intends to decrease or limit materially its services or supplies to the Target or any of its Subsidiaries or its usage or purchase of services or products of the Target or any of its Subsidiaries.

              (vii) To the knowledge of the Target or any Target Stockholder, the acquisition of the Merger will not materially and adversely affect the relationship of the Target's or any of its Subsidiaries' business with any material suppler or client.

         (s) Books and Records. The books and records of the Target (the "Books and Records") are accurate and complete and have been maintained in the Target's usual, regular and ordinary manner, in accordance with GAAP (but only with respect to the financial records that constitute a part of the Books and Records), and all transactions of the Target are properly reflected therein. All Books and Records are (and at the Closing will be) located at the Target's principal place of business.

         (t) Accounts Receivable. To the knowledge of the Target and Target Stockholders, all outstanding accounts receivable reflected on the Financial Statements (i) have arisen in bona fide transactions, (ii) are valid claims against account debtors for goods or services delivered or rendered, subject to no defenses, offsets or counterclaims, except as reserved against on the applicable Financial Statements in accordance with GAAP (the "Reserves"), and
(iii) are collectible in the Ordinary Course of Business. All receivables arose (and will have arisen prior to the Closing Date) in the Ordinary Course of Business and none of the obligors of such receivables has refused or given notice that it refuses to pay the full amount thereof. No receivables are subject to prior assignment, claim or other lien. The Target has no liability for any refunds, allowances, returns or discounts in respect of services provided by it or for its account except to the extent of the reserves and liabilities therefor reflected on the applicable Financial Statements in accordance with GAAP and except as otherwise incurred in the Ordinary Course of Business. Where receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of the Target or any of its Subsidiaries have been properly filed and recorded. To the knowledge of Target or any Target Stockholder, after the Closing Date, Buyer will not have any obligation (whether in bankruptcy or insolvency proceedings or otherwise) to repay any receivables collected by the Target prior to the Closing Date or any receivables reflected on the Financial Statements which the Surviving Corporation collects after the Closing Date.

         (u) Real Property. The Target owns no real property. The Disclosure Schedule sets forth a true and complete list of all real property leased or subleased by the Target (the "Leased Real Property"), including identification of the lease or sublease, street address and list of contracts, agreements, leases, subleases, options and commitments, oral or written, affecting such real estate or any interest therein to which the Target is a party or by which any of its interests in real property is bound (the "Real Property Leases"). The Target is in peaceable possession of the Leased Real Property and has performed in all material respects all obligations required to be performed by it under any other Real Property Leases. Neither the Real Property Leases nor the leasehold interest of the Target with respect to the Leased Real Property is subject to any liens which have arisen out of any action or omission taken by the Target; and, to the knowledge of Target or any Target Stockholder, none of such Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value to the Target of the leasehold interest therein or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Target's business as presently conducted.

         (v) Personal Property Leases. Set forth in the Disclosure Schedule is a true and complete list of all personal property leases to which the Target is party (the "Personal Property Leases"). The Target is not in default with respect to any Personal Property Lease, an no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Target under any such Personal Property Lease. The Disclosure Schedule sets forth all of the accrued and unpaid obligations and other liabilities of the Target on or with respect to any of such Personal Property Leases through the date hereof.

         (w) Intellectual Property. To the knowledge of the Target and Target Stockholders, the Disclosure Schedule contains a true and complete list of all
(i) patents, trademarks, service marks, trade names, technology, know-how, processes, computer software programs and applications and copyrights used in the Target's business (the "Intellectual Property") and (ii) written licenses and other agreements which the Target is a party and pursuant to which the Target is authorized to use any Intellectual Property. The Disclosure Schedule includes a summary description of each item of Intellectual Property and specifies, where applicable, the date granted or applied for, the expiration date and the correct status thereof and applicable royalty and term thereof. To the knowledge of the Target and Target Stockholders, each item of Intellectual Property is valid and in good standing, is not subject to any liens, is not currently being challenged or infringed, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other person or entity; neither the Target nor Buyer will be in violation of any material license or agreement listed in the Disclosure Schedule as a result of the execution, delivery, or performance of the Target's obligations under this Agreement; the Target is not in default or in violation with respect to any of the Intellectual Property or the terms or conditions by which such Intellectual Property was acquired or obtained, and in no event has occurred which constitutes, or with due notice or lapse of time or both would constitute, a default by the Target under or a violation of any item of Intellectual Property; none of the products or operations of the Target in the conduct of its business involves any infringement of any proprietary right of any other person or entity; and the Target does not have any knowledge or any reason to know of any fact which could give rise to a claim of infringement by any person or entity relating to the ownership, licensing or use of the Intellectual Property by the Target.

         (x)   Employee Plans.

              (i) Identification. Set forth in the Disclosure Schedule is a true and complete list and summary description of all bonus, pension, stock option, stock purchase, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, and all employment contracts or executive compensation agreements, written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all employees of the Target or any member of its controlled group (the "Controlled Entities") as described in Sections 414(b), (c), (m), and (o) of the Code (the "Employee Plans"). Set forth in the Disclosure Schedule is a true and complete list of all manuals, brochures or publications or similar documents of the Target and each Controlled Entity regarding office administration, personnel matters and hiring, evaluating, supervision, training, termination and promotion of employees of the Target or any Controlled Entity, including, but not limited, to the Target's or any Controlled Entity's affirmative action plan, if any, and all communications to employees concerning such matters (the "Personnel Documents").

              (ii) Documentation. With respect to each Employee Plan, the Target has made available to Buyer true and complete copies, if applicable, of (A) the current plan document, (B) the most recent determination letters received from the IRS, (C) the most recent application for determination filed with the IRS, (D) the latest actuarial valuations, (E) the latest financial statements, (F) the latest Form 5500 Annual Report and Schedule A and Schedule B thereto, (G) all current related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, and (H) the current summary plan description and any summaries of material modifications thereto communicated to employees. The Target has no stock options or stock appreciation rights issued under any Employee Plan. With respect to each Personnel Document, the Target has furnished to Buyer true and complete copies of all the documents listed in the Disclosure Schedule.

              (iii) Code and ERISA. Each of the Employee Plans and, with respect to each Employee Plan, the Target and each Controlled Entity is in material compliance, in form and operation, with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, and applicable to such Employee Plans. Each Employee Plan and its related trust intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified and has previously been determined by the IRS to so qualify and nothing has occurred to cause the loss of such qualification. All required reports and descriptions of the Employee Plans have been timely filed and distributed. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans have been appropriately given.

              (iv) Contributions and Accrual. With respect to the Employee Plans, all applicable contributions for all periods ending prior to Closing have been made in full or will be accrued on the Financial Statements. Subject only to normal retrospective adjustments in the ordinary course, all insurance premiums have been paid in full with regard to such Employee Plan for policy years or other applicable policy periods ending on or before Closing. No accumulated funding deficiency within the meaning of
     Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any Employee Plan, whether or not waived.

              (v) No Defined Benefit Plans. Neither the Target nor any Controlled Entity currently sponsors or has ever sponsored an employee pension benefit plan subject to Title IV of ERISA.

              (vi) Termination of Benefits. Neither the Target nor any Controlled Entity maintains, contributes to, or has any liability (fixed, contingent or otherwise) for medical, health, life or other welfare benefits for present or future terminated employees (other than any welfare benefits provided in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar law). The Target and each Controlled Entity are in material compliance with Section 4980B of the Code (or Section 162 of the Code, as in effect prior to the effective date of Section 4980B of the Code).

              (vii) Withdrawal Liability. None of the Employee Plans is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
     Section 414(f) of the Code (a "Multiemployer Plan"). Neither the Target nor any Controlled Entity has incurred or expects to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) to any Multiemployer Plan in connection with any complete or partial withdrawal from such plan occurring on or before the Closing.

              (viii) Employee Plan Grievances. With respect to each Employee Plan, (A) no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred, (B) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Employee Plans, the Target, any Controlled Entity or any fiduciary, as such term is defined in Section 3(21) of ERISA ("Fiduciary"), of any Employee Plan, including but not limited to any action, suit, grievance, arbitration or other manner of litigation or claim regarding conduct which allegedly interferes with the attainment of rights under any Employee Plan, and (C) none of the Target, the Controlled Entities or the Fiduciaries has any knowledge of any facts which would reasonably be expected to give rise to any such actions, suits, grievances, arbitration or other manner of litigation, or claims with respect to each Employee Plan.

         (y)   Labor and Employee Matters.

              (i) Labor Agreements. The Target is not a party to any collective bargaining agreement or any other agreement with any labor organization applicable to employees of or persons or entities providing services to the Target (a "Labor Agreement"). No unfair labor practice charges or complaints are pending or threatened against the Target before the National Labor Relations Board, no similar claims are pending or threatened before any similar foreign agency and or current union representation questions involving employees of or persons or entities providing services to the Target are outstanding. To the Target's knowledge, no activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of or persons or entities providing services to the Target, and no strike, slowdown, work stoppage, lockout or other collective labor action by or with respect to any employees of or persons or entities providing services to the Target is in progress, is pending or has been threatened.

              (ii) Labor/Employment Controversies. No present or former employee of the Target has a pending claim or charge which has been asserted or, to the knowledge of the Target and Target Stockholders, threatened against the Target (whether under any foreign, federal, state or common law, government agency, private arbitral body or otherwise) for (A) overtime pay, other than overtime pay for the current period; (B) wages, salaries, profit sharing or claims for stock or equity ownership or benefits including, without limitation, stock options, warrants or phantom stock plans (excluding wages, salaries or profit sharing for the current payroll period); (C) any violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (D) discrimination against employees on any basis; (E) unlawful or wrongful employment or termination practices; (F) unlawful retirement, termination or labor relations practices, breach of contract or other claim arising under a Labor Agreement or individual contract; (G) any violation of occupational safety or health standards; or (H) any other oral or written contractual or other dispute of any nature.

              (iii) Employee Matters. There are no agreements, arrangements or understandings that would restrict the ability of the Target to terminate the employment of any or all of the Target's employees at any time without penalty or liability.

         (z) Insurance. The Target owns insurance sufficient for compliance with all requirements of law and all agreements to which the Target is a party and which provides for insurance coverage for the Target which is consistent with that of other companies with similar assets and operations and engaged in similar businesses. All of such insurance coverage is described on the Disclosure Schedule. The Target has not received any notice of cancellation or non-renewal of any such policy. The Target has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed in the Disclosure Schedule will not be available to the Target in the future on substantially the same terms as now in effect. The Target has delivered to Buyer true and complete copies of the most recent reports prepared by any property and casualty insurer with respect to the Target.

         (aa) Transactions with Related Parties. For purposes of this Agreement, the term "Related Party" shall mean (i) any past or present director, officer, executive or management level employee, owner or Affiliate of the Target, or (ii) spouse of any such director, officer, executive or management level employee, owner or Affiliate (such persons in (i) or (ii) referred to herein as a "Related Party" or collectively as the "Related Parties"). Since the incorporation of the Target, no Related Party has been a director or officer of, or has had any direct or indirect interest in, any person or entity which during such period has been a supplier or client of products or services or sales agent of the Target or otherwise done business with the Target, or has competed with or been engaged in any business similar to the Target's business. No Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Target uses in the conduct of its business. No Related Party owes any money or other amounts to, nor is any Related Party owned any money or other amounts by the Target other than salaries owned by the Target as described in the following sentence. All indebtedness for borrowed funds of the Target to any Related Party is set forth on the Financial Statements and since December 31, 1998 the Target has not directly or indirectly (i) created, incurred, assumed or guaranteed any indebtedness for borrowed funds or otherwise to or for any Related Party, or (ii) made any loans, payments or transfers of its assets to any Related Party other than for salaries paid for services actually performed in amounts in keeping with past practice and in the Ordinary Course of Business and not in violation of any other provision of this Agreement.

         (bb) Full Disclosure. No representation or warranty of the Target or any Target Stockholder contained in this Agreement, any Additional Documents, the Disclosure Schedule, or any instrument, certificate, agreement or other writing delivered by or on behalf the Target pursuant to this Agreement or any Additional Document or in connection with the transactions contemplated herein or therein contains any untrue or incomplete statement of a material fact or omits (or will omit) to state a material fact necessary to make the statements contained herein and therein not misleading. To the knowledge of Target or any Target Stockholder, there is no fact which adversely affects, or in the future may adversely affect, the business, assets, properties, liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of Target which has not been or is not disclosed in this Agreement, any Additional Document, the Disclosure Schedule or in the other instruments, certificates, agreements or writings furnished to Buyer by or on behalf of the Target pursuant to this Agreement or any Additional Document or in connection with the transactions contemplated herein.

     4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Target and Target Stockholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

         (a) Organization, Qualification and Corporate Power. Each of the Buyer and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Buyer and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect on the financial condition of the Buyer and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Buyer and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Capitalization. The entire authorized capital stock of the Buyer consists of (i) 900,000,000 Buyer Common Shares, of which 9,077,271 Buyer Common Shares are issued and outstanding, and no Buyer Common

Shares are held in treasury, (ii) 8,000,000 Buyer Preferred Shares, none of which Buyer Preferred Shares are issued or outstanding, and (iii) 367,050 Buyer Warrants. All of the Buyer Common Shares to be issued to the Target Stockholders in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. There are no other outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer.

         (c) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Buyer cannot consummate the Merger unless and until it receives the Requisite Buyer Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. To the knowledge of the Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect. Other than in connection with the provisions of the Washington General Corporation Law, the Nevada General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) Filings with the SEC. The Buyer has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Buyer has delivered to the Target a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

         (f) Financial Statements. The Buyer has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 (the "Most Recent Fiscal Quarter End"), December 31, 1998, and September 30, 1998, and an Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Most Recent Fiscal Year End"). The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Buyer and its Subsidiaries as of the indicated dates and the results of operations of the Buyer and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

         (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the financial condition of the Buyer and its Subsidiaries taken as a whole.

         (h) Undisclosed Liabilities. None of the Buyer and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for

(i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (i) Brokers' Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

         (j) Disclosure. The Buyer's filing on Form 8-K with the U.S. Securities and Exchange Commission ("SEC") will comply with the Securities Act and the Securities Exchange Act in all material respects. The Form 8-K will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer makes no representation or warranty with respect to any information that the Target will supply specifically for use in the Form 8-K. None of the information that the Buyer will supply specifically for use in the Form 8-K will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         (k) Full Disclosure. No representation or warranty of Buyer contained in this Agreement or any Additional Document, or in any instrument, certificate, agreement or other writing delivered by Buyer pursuant to this Agreement or any Additional Document or in connection with the transactions contemplated herein or therein contains any untrue statement of a material fact or omits to Document, or in any instrument, certificate, agreement or other writing by Buyer pursuant to this Agreement or any Additional Document or in connection with the transactions contemplated herein or therein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) General. Each of the Parties shall use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. The Target shall give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and shall use its best efforts to obtain (and shall cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(d) above.

         (c) Regulatory Matters and Approvals. Each of the Parties shall (and the Target shall cause each of its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

              (i) Securities Act, Securities Exchange Act, and State Securities Laws. The Buyer shall prepare and file with the SEC a Current Report on Form 8-K under the Securities Exchange Act relating to the transaction. The Buyer shall make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Target shall provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the Buyer reasonably may request.

         (d) Operation of Target Business. The Target shall not (and shall not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

              (i) none of the Target and its Subsidiaries shall authorize or effect any change in its charter or bylaws;

              (ii) none of the Target and its Subsidiaries shall grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

              (iii) none of the Target and its Subsidiaries shall declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

              (iv) none of the Target and its Subsidiaries shall issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

              (v) none of the Target and its Subsidiaries shall impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

              (vi) none of the Target and its Subsidiaries shall make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

              (vii) none of the Target and its Subsidiaries shall make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

              (viii) none of the Target and its Subsidiaries shall commit to any of the foregoing.

         (e)   Full Access.

              (i) Buyer Access. The Target shall (and shall cause each of its Subsidiaries to) permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. The Buyer will treat and hold as such any Confidential Information it receives from any of the Target and its Subsidiaries in the course of the reviews contemplated by this Section 5(e), shall not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Target all tangible embodiments (and all copies) thereof which are in its possession.

              (ii) Target and Target Stockholder Access. The Buyer shall (and shall cause each of its Subsidiaries to) permit representatives of the Target and Target Stockholders to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Buyer and its Subsidiaries. The Target and Target Stockholders will treat and hold as such any Confidential Information it receives from any of the Buyer and its Subsidiaries in the course of the reviews contemplated by this Section 5(e), shall not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Buyer all tangible embodiments (and all copies) thereof which are in its possession.

         (f) Notice of Developments. Each Party shall give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(i), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Target Exclusivity. The Target shall not (and shall not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Target, its Subsidiaries, and their directors and officers will remain free to furnish any information with respect to any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Target shall notify the Buyer immediately in writing if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) Tax Consequences. As stated in the recital to this Agreement, it is intent of the parties that the Transaction contemplated under this Agreement is intended to be a "reorganization" within the meaning of Section 368(a)(i)(A) of the Code, and no party shall take any position inconsistent with this interpretation. However, except for any damages which may be caused by the breach of a representation, warranty, or covenant set forth herein by a party hereto, neither such party nor its counsel shall have any obligation, of indemnification or otherwise, in the event it is determined that the tax consequences differ from those intended.

         (i) Taxes. The Parties covenant with each other regarding Taxes as follows:

               (1) Immediately prior to the Closing, the Target shall declare or make a cash distribution to the Target Stockholders consistent with the past practices of the Target, in an amount equal to the Target Stockholders best estimate of their respective liability for Income Taxes attributable to their ownership of the Target Shares for the taxable period ending at the close of business on the day before the Closing Date; provided that the aggregate amount of distributions to the Target Stockholders under this Section 5(i) shall not exceed an amount sufficient to meet the Target Stockholders tax obligations as noted above at the highest applicable rate to satisfy all federal and state Tax obligations of the Target Stockholders. To the extent such dividend is declared but not paid prior to Closing, the Buyer shall cause the Surviving Corporation to make such payment within thirty
          (30) days of the Effective Date.

              (2) The Parties agree as follows with respect to the consequences of the Transaction on the S corporation status of the Target for federal Income Tax purposes:

                  (i) The Transaction will result in the termination of the Target's status as an S corporation for federal Income Tax purposes as of the Closing.

                  (ii) The Target's current taxable year will constitute an "S termination year" within the meaning of Section 1362(e)(4) of the Code.

                  (iii) The Target will experience a "Short S year", within the meaning of Section 1362(e)(1)(A) of the Code, for that portion of its S termination year beginning on the first day of its current taxable year and ending on the close of business on the day before Closing.

              (3) The Target Stockholders shall be jointly and severally liable only for any and all Taxes imposed pursuant to applicable law
          (1) on the Target Stockholders and attributable to the Target Stockholders ownership of the Target Shares for the S corporation taxable period ending at the close of business on the day before the Closing Date, and (2) on or with respect to the Target through the close of business on the Closing Date. The Buyer shall be liable for any and all state and local, sales, use, transfer, documentary or similar Taxes arising from the Transaction and imposed on the Buyer or any of its Affiliates or with respect to any post Closing tax period on the Surviving Corporation.

              (4) The Target Stockholders shall cause to be prepared and filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date, including the Short S year. The Target Stockholders shall permit the Buyer to review and comment on each such Tax Return prior to filing. The Buyer shall cause to be prepared and filed all Tax Returns of the Target, other than
                                       18
         those Tax Returns that are the responsibility of the Target Stockholders under this Section 5(i), for taxable periods beginning prior to but ending after the Closing Date. The Target Stockholders are responsible for the portion of the Taxes which relate to the portion of such S corporation taxable period ending on the Closing Date.

              (5) In the event the Buyer or the Target or any of their Affiliates receives notice or any of their Affiliates receives notice of any examination, claim, adjustment, or other proceeding (a "Proceeding Notice") with respect to the liability for Taxes for which the Target Stockholders are or may be liable under this Section 5(i), the Buyer shall notify the Target Stockholders in writing thereof (the "Buyer Notice") no later than the earlier of (i) thirty (30) days after the receipt by the Buyer of the Proceeding Notice, or (ii) ten (10) days prior to the deadline for responding to the Proceeding Notice. As to any such Taxes for which the Target Stockholders are liable under this Section 5(i), the Target Stockholders shall be entitled at their sole expense to control the contest of such examination, claim, adjustment, or other proceeding, provided that: (a) the Target Stockholders notify the Buyer in writing that they desire to do so no later than the earlier of (i) thirty (30) days after receipt of the Buyer Notice, or (ii) five (5) days prior to the deadline for responding to the Proceeding Notice, and (b) the Target Stockholders may not, without the consent of the Buyer, agree to any settlement that could result in an increase in the amount of Taxes for which the Buyer is liable under this Section 5(i) (including any current or potential increase due to an adjustment of any tax attributes of the Target). The Parties shall cooperate with each other, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 5(i). With respect to any examination, claim, adjustment, or other proceeding with respect to Taxes for any period for which the Buyer is solely liable under this Section 5(i), the Buyer shall control the contest of such examination, claim, adjustment, or other proceeding, provided that the Buyer may not, without the prior written consent of the Target Stockholders, agree to any settlement that could result in an increase in the amount of Taxes for which the Target Stockholders are liable under this Section 5(i).

              (6) The Parties will provide, or cause to be provided, to the other Parties copies of all correspondence received from any Tax authority by such Party in connection with the liability of the Target or the Target Stockholders for Taxes for any period for which such other Party is or may be liable under this Section 5(i). The Parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting or responding to any audit or other proceeding, in respect of Taxes imposed on the Target or the Target Stockholders. The Parties will (i) preserve and retain all returns, schedules, work papers, and all material records or other documents relating to any such returns, claims, audits, or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments that may be required with respect to such periods under this Agreement, (ii) shall make such documents available at the then current administrative headquarters of such party to the other party or any Affiliate thereof, and their respective officers, employees, and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such Books and Records relating to the Target as they shall deem necessary, and (iii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such documents and, if another party so requests, shall allow that party to take possession of such documents. The Parties further agree to permit representatives of the other party or any Affiliate thereof to meet with employees of such party on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section 5(i). The Parties shall make available to the representatives of the other party or any Affiliate thereof sufficient work space and facilities to perform the activities described in the two preceding sentences. Any information obtained pursuant to this
         Section 5(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 5(i) at its own expense.

         (j) Compliance with the Securities Act. Target shall use its commercially reasonable efforts to cause each person who receives Buyer Common Shares in the Merger to deliver to the Buyer on or prior to the Effective Time a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Buyer Common Stock issued in the Merger, except in each case pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act, as amended from time to time, or in a transaction which in the opinion of legal counsel satisfactory to Buyer is exempt from the registration requirements of the Securities Act, and in a manner necessary to assure the accounting treatment of the Merger as a "pooling of interests."

         (k) Current Report on Form 8-K. Buyer will use its commercially reasonable efforts to file a Current Report on Form 8-K containing financial results of the combined operations of the Target and Buyer covering a period of at least 30 days following the Effective Date with the SEC within 45 days after the last day of the first full month following the Effective Date; provided, however, that Buyer may delay the filing of the Form 8-K for a reasonable period of time if it determines, in good faith, that the filing would require disclosure of information not otherwise than required to be disclosed and that such disclosure would adversely affect any material business situation, transaction or negotiation then proposed, contemplated or being engaged in by Buyer.

         (l) Continuity of Business Enterprise. The Buyer will continue at least one significant historic business line of the Target, or use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

         (m) Restricted Securities. Target understands and acknowledges that the Buyer Common Shares to be issued to the Target in the Merger may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Buyer Common Shares or an available exemption from registration under the Securities Act, the Buyer Common Shares must be held indefinitely. The Buyer Common Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

         (n) Legends. To the extent applicable, each certificate or other document evidencing any of the Buyer Common Shares to be issued to the Target Stockholders in the Merger shall be endorsed with the legend set forth below:

               The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction and may not be sold, transferred, assigned, pledged or hypothecated unless and until registered under such Act and such other applicable laws, or unless the Buyer has received an opinion of counsel or other evidence, at the Target's expense, satisfactory to the Buyer and its counsel, that such registration is not required.

         (o) Options. The Buyer hereby acknowledges its intent to adopt a stock option plan (the "Plan") as soon as reasonably practicable following the Effective Time in order to provide the Participants with an inducement to acquire a further proprietary interest in the Buyer and an added incentive to advance the interests of the Buyer by possessing an option to purchase Buyer Common Shares pursuant to and in accordance with the Plan. The Buyer hereby agrees that upon the adoption of the Plan, the Buyer shall grant each of the Participants the right, privilege, and option to purchase an aggregate of 12,500 Buyer Common Shares at an exercise purchase price per share equal to the fair market value of the Buyer Common Shares on the Closing Date, pursuant to and subject to the provisions of the Plan.

     6.  Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (iv) the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

              (v) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer;

              (vi) the Buyer shall have completed a satisfactory due diligence investigation of the Target, acceptable to Buyer at its sole discretion; and

              (vii) the Target shall have furnished audited financial statements prepared in accordance with GAAP to the Buyer as required by the Act. Additionally, the Target shall furnish its most recent fiscal quarter financial statements prepared in accordance with GAAP to the Buyer.

The Buyer may waive any condition specified in this Section 6 if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) this Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval;

              (ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

              (iii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects; and

              (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     7.  Survival of Representations, Warranties and Covenants.

         (a) The respective representations, warranties and covenants of each of the Parties to this Agreement, including all statements contained in the Disclosure Schedule delivered pursuant hereto, shall be deemed to be material and to have been relied upon by the Parties hereto and shall survive the Closing, and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of, or disclosure to, any Party to whom such representations, warranties or covenants have been made. No Party or other person or entity entitled to indemnification under this Section 7 shall commence any suit or proceeding alleging a third party claim due to a breach of any representation or warranty in Sections 3 or 4 of this Agreement after the period ending on the third anniversary of the Closing Date, subject to extension as provided below, except insofar as (i) any Party or other person or entity entitled to indemnification under this Section 7 shall have asserted in writing a specific Third Party Claim prior to the expiration of such period, in which event the representations and warranties shall continue in effect and remain a basis for indemnity with respect to each such asserted Third Party Claim until such Claim is finally resolved (pursuant to a non-appealable order by a court of competent jurisdiction or agreement of the Parties (said period ending on the third anniversary of the Closing date as extended hereby being called the "Indemnification Period"), or (ii) any Third Party Claim relating to any intentional or fraudulent misrepresentations or Sections 3(m), 3(n), 3(y) and 3(cc), it being agreed that the representations and warranties of those Sections and any representations and warranties which constituted intentional or fraudulent misrepresentations when made shall continue indefinitely beyond the end of the Indemnification Period (regardless of whether the facts giving rise to such claim are also the subject of any expired representation and warranty).

         (b) Surviving Corporation. The Target Stockholders, acting jointly and severally, shall indemnify hold harmless the Buyer and the Surviving Corporation and their respective officers, directors, stockholders, agents, successors and assigns (collectively, "Buyer Indemnified Parties"), from and against and in respect of any and all demands, claims, causes of action, administrative orders and notices, losses, costs, fines, liabilities, penalties, damages and expenses (including, without limitation, reasonable legal, paralegal, accounting and consultant fees and other expenses incurred in the investigation and defense of claims and actions) (hereinafter collectively called "Losses") resulting from, in connection with or arising out of:

              (i) any incorrect representation or warranty made by the Target or any Target Stockholder in this Agreement or in any Exhibits, Schedules or other instruments ("Additional Documents") delivered by the Target or any Target Stockholder in connection herewith or therewith;

              (ii) the failure of the Target or any Target Stockholder to comply with, or the breach by the Target or any Target Stockholder of, any of the covenants of this Agreement or any Additional Document;

              (iii) any claim, action, suit or proceeding arising from or related to the presence, generation, emission, storage, treatment, transport or disposal of any Hazardous Substance from, to, at, in, on or under any facility owned or used by the Target on or before the Closing Date and liabilities arising from violations of Environmental Laws but only to the extent that the Target is liable for such claims, actions, suits or proceedings notwithstanding the consummation of the transactions contemplated by this Agreement;

              (iv) the conduct of the Target's business prior to the Closing Date; and

              (v) any claim, action, suit or proceeding relating to any of the foregoing.

         (c) Buyer shall indemnify and hold harmless the Target and the Target Stockholders from and against and in respect of any and all Losses resulting from, in connection with or arising out of:

              (i) any incorrect representation or warranty made by Buyer in this Agreement or in any Additional Document delivered by Buyer in connection herewith or therewith;

              (ii) the failure of Buyer to comply with, or the breach by Buyer of, any of the covenants of this Agreement or any Additional Document;

              (iii) the conduct of the Surviving Corporation's business on and after the Closing Date; and

              (iv) any claim, action, suit or proceeding relating to any of the foregoing.

         (d) Subject to the provisions of Section 7(e), a Party or Parties against whom a claim for indemnification has been asserted (individually and collectively "Indemnifying Party") shall have the right, at its own expense, to participate in the defense of any action or proceeding brought by a third party which resulted in said claim for indemnification, and if said right is exercised, the party or parties entitled to indemnification (individually and collectively "Indemnified Party") and the Indemnifying Party shall cooperate in the defense of said action or proceeding.

         (e) Indemnification Procedure for Third Party Claims Against Indemnified Parties.

              (i) In the event that subsequent to the Closing Date any Indemnified Party asserts a claim for indemnification under this Section 7, on account of or in connection with any claim or the commencement of any action or proceeding against such Indemnified Party by any person or entity who is not a party to this Agreement (including any Governmental Authority) (a "Third Party Claim"), the Indemnified Party shall promptly give written notice thereof together with a statement of any available information regarding such claim (the "Notice of Claim") to the Indemnifying Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 15 days of its receipt from the Indemnified Party of the Notice of Claim, to conduct at its expense the defense against such Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 10 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's approval, which approval shall not be unreasonably withheld or delayed.

              (ii) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 7(e)(i), or if the Indemnifying Party does not have the right to defend such Third Party Claim pursuant to Section 7(e), then in either such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party (or any insurance carrier defending such Third Party Claim on the Indemnified Party's behalf) shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

              (iii) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section 7(e), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party (and any insurance carrier defending such Third Party Claim on the Indemnified Party's behalf) will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this
     Section 7(e), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered. Failure at any time of the Indemnifying Party to diligently defend a Third Party Claim as required herein shall entitle the Indemnified Party to assume the defense and settlement of said Third Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section 7. Failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the Indemnifying Party of its obligations hereunder, except that the foregoing shall not constitute a waiver by the Indemnifying Party of any claim for direct damages caused by such delay.

              (iv) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order.

              (v) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party, a written notice (the "Indemnity Notice") describing in detail the nature of the claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 45 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

              (vi) With respect to any indemnification obligations of Target and Target Stockholders that: (A) arise out of the breach of the Target and Target Stockholders' representations and warranties made in Section 3 (and including those made pursuant to the Certificate delivered in accordance with Section 6(iv) insofar as such Certificate relates to such representations and warranties) and (B) do not involve the satisfaction of a liability of Target and Target Stockholders to a third party, Target and Target Stockholders shall be obligated to satisfy such indemnification obligations to Buyer only to the extent that each Third Party Claim be at least $5,000, and the aggregate amount of all indemnification obligations of Target and Target Stockholders exceed $50,000 (which sum shall be a one-time deductible against such obligations). The maximum liability of Target and Target Stockholders shall be the value of the consideration exchanged as of the Closing Date.

     8.  Termination.

         (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

              (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

              (ii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any representation, warranty, or covenant contained in this Agreement, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement); or

              (iii) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement, the Target has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) above shall survive any such termination.

     9.  Miscellaneous.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

         (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Section 7 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

              If to the Buyer:       Nucleus, Inc.
                                     150 North Michigan Avenue
                                     Suite 3610
                                     Chicago, Illinois  60601
                                     Attn:  John C. Paulsen
                                     Telecopier No.:  (312) 683-9001

              Copy to:               Vedder, Price, Kaufman & Kammholz
                                     222 North LaSalle Street
                                     Suite 2600
                                     Chicago, IL 60601
                                     Attn: Steven J. Gray, Esq.
                                     Telecopier No.:  (312) 609-5005

              If to the Target:      Innovative Technology Solutions, Inc.
                                     1800 Pacific Highway South
                                     Suite 600
                                     Seattle, WA  98188
                                     Attn:  Scott L. Wetzel, president
                                     Telecopier:  (206) 467-9609

              If to the Target       Kathy Rogers
              Stockholders:          3815 SE Ankeny Street
                                     Portland, OR  97214

                                     Scott L. Wetzel
                                     8908 N. Bradbury
                                     Spokane, WA  99208

                                     John B. Kortier
                                     2860 Abbotswell Drive
                                     Alpharetta, GA  30202

              Copy to:               Invicta Law Group PLLC
                                     1000 Second Avenue
                                     Suite 3310
                                     Seattle, WA  98104
                                     Attn.:  Mark V. Jordan, Esq.
                                     Telecopier:  (206) 621-6433

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. The parties shall conduct friendly negotiations (including mediation) to resolve any dispute. Failing resolution, disputes will be finally resolved by arbitration in Seattle, Washington pursuant to the Commercial rules of the American Arbitration Association, by one arbitrator appointed in accordance with such rules. The parties agree that any arbitral award and any matter requiring injunctive or other provisional relief may be instituted and enforced in any court having jurisdiction.

         (i) Attorneys' Fees and Costs. If it shall be necessary for any party to this Agreement to employ an attorney to enforce their rights pursuant to this Agreement regarding default of another party or the construction or legal effect of the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party, all reasonable attorney fees and expenses, including any attorney fees or expenses on appeal or resulting from a bankruptcy.

Such right to attorney fees and costs includes reimbursement of any costs and fees incurred by the prevailing party as payment or retainer for arbitration services.

         (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the Washington General Corporation Law and in the Nevada General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          NUCLEUS, INC.


                                          By:  /s/ John C. Paulsen
                                               ---------------------------------
                                          John C. Paulsen
                                          Title:  President


                                          INNOVATIVE TECHNOLOGY SOLUTIONS, INC.


                                          By:  /s/ Scott L. Wetzel
                                               ---------------------------------
                                          Scott L. Wetzel
                                          Title:  President


                                          /s/ Kathy Rogers
                                          --------------------------------------
                                          Kathy Rogers


                                          /s/ Scott L. Wetzel
                                          --------------------------------------
                                          Scott L. Wetzel


                                          /s/ John B. Kortier
                                          --------------------------------------
                                          John B. Kortier